Exhibit 99.4

ECOLAB INC.

SUPPLEMENTAL REPORTABLE SEGMENT INFORMATION AND NON-GAAP RECONCILIATION

2020 AND 2019 REVISED SEGMENT DATA AT 2020 FIXED CURRENCY EXCHANGE RATES

(unaudited)

(millions)	2019					2020

	Three Months Ended March 31	Three Months Ended June 30	Three Months Ended September 30	Three Months Ended December 31	Twelve Months Ended December 31	Three Months Ended March 31
Net Sales
Global Industrial	$1,397.0	$1,500.7	$1,517.1	$1,579.8	$5,994.6	$1,443.6
Global Institutional	1,020.2	1,112.5	1,150.6	1,128.8	4,412.1	1,072.1
Global Healthcare and Life Sciences	227.0	252.8	243.9	255.3	979.0	246.5
Other	274.7	306.2	323.1	307.7	1,211.7	277.6
Subtotal at fixed currency	2,918.9	3,172.2	3,234.7	3,271.6	12,597.4	3,039.8
Effect of foreign currency translation	5.8	(3.1)	(10.7)	(27.4)	(35.4)	(19.2)
Total reported GAAP net sales	$2,924.7	$3,169.1	$3,224.0	$3,244.2	$12,562.0	$3,020.6

Operating Income
Global Industrial	$161.4	$220.9	$249.8	$270.6	902.7	$206.6
Global Institutional	174.8	234.4	280.9	249.7	939.8	182.4
Global Healthcare and Life Sciences	24.8	31.2	36.3	32.2	124.5	22.9
Other	25.7	41.9	51.4	48.0	167.0	21.6
Corporate	(73.4)	(62.7)	(66.5)	(77.1)	(279.7)	(54.6)
Subtotal at fixed currency	313.3	465.7	551.9	523.4	1,854.3	378.9
Effect of foreign currency translation	0.3	(1.2)	(3.0)	(5.2)	(9.1)	(2.7)
Total reported GAAP operating income	$313.6	$464.5	$548.9	$518.2	$1,845.2	$376.2

Notes:

We evaluate the performance of our non-U.S. dollar functional currency international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Fixed currency amounts are updated annually at the beginning of each year based on translation into U.S. dollars at foreign currency exchange rates established by management, with all periods presented using such rates. Fixed currency rates are generally based on existing market rates at the time they are established.

The revised segment net sales and operating income for each of the three months ended March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019, the twelve months ended December 31, 2019 and the three months ended March 31, 2020 reflect the ChampionX business as discontinued operations.

The above table includes financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), including fixed currency sales and fixed currency operating income. We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results. These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in the table.